Exhibit 99.1

       BSD Medical Signs Best Medical International As U.S. Sales Agent

    SALT LAKE CITY, Nov. 11 /PRNewswire-FirstCall/ -- BSD Medical Corp.
(OTC Bulletin Board: BSDM) today announced that it has entered into an agreement with Best Medical International, Inc. to act as BSD's sales agent for sales of its BSD-500 system in the United States. Best Medical is a leading supplier of products for cancer treatment therapies using targeted radiation sources (brachytherapy).
    Hyrum A. Mead, president of BSD Medical said, "For 27 years Best Medical has been a foremost supplier of products used in the market segment targeted for the BSD-500. The BSD-500 is used in combination with brachytherapy to substantially improve both tumor destruction and long-term survival from cancer, as compared to brachytherapy treatments alone. We expect Best Medical's reputation for excellent customer service, high quality products and customer satisfaction, as provided by its strong sales force, to contribute greatly as we partner in our sales efforts for the BSD-500."
    Krish Suthanthiran, President of Best Medical International said, "BSD and Best Medical share a common market. Best has frequent communications with the physicians and clinics that should be utilizing BSD technology. We intend to leverage the disposable business to sell the capital equipment and vice-versa."
    Two new FDA approvals were granted within the past 13 months for the BSD-500. These approvals culminated six years of planning and development for the new system. The BSD-500 is compact, portable and ergonomically engineered for ease and convenient use in a demanding hospital environment. The ultimate sales objective for the BSD-500 is to achieve 1:1 utilization in combination with the 1,500 brachytherapy systems currently installed -- a total potential market of over $300 million.

    BSD Medical Corporation is a leading developer of microwave systems used in the treatment of cancer. For more information about BSD Medical Corp., its products and therapies visit www.BSDMC.com. For further information about Best Medical International, Inc. visit www.Best-Medical.com.

    Statements contained in this press release that are not historical facts are forward looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including statements about the projected market for the BSD-500, are subject to risks and uncertainties, some of which are detailed in part in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corp.
    -0-                             11/11/2004
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.Best-Medical.com
                http://www.BSDMC.com /
    (BSDM)

CO:  BSD Medical Corp.; Best Medical International, Inc.
ST:  Utah
IN:  HEA MTC BIO OTC
SU:  LIC